EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
WebEx Communications, Inc.:

We consent to the use of our reports dated March 9, 2005 with respect to the consolidated balance sheets of WebEx Communications, Inc. as of December 31, 2004 and 2003, and the related consolidated income statements, statements of stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.

Our report dated March 9, 2005 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that the internal control over financial reporting of WebEx Communications India Pvt. Ltd., which was the name assigned to the Cyberbazaar business acquired by WebEx Communications, Inc. during 2004 and excluded from management’s assessment, was excluded from our audit of internal control over financial reporting of WebEx Communications, Inc. as of December 31, 2004.

                        /s/ KPMG LLP

Mountain View, California
May 17, 2005